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                       May 17, 2023

       Charles F. Boyle
       Chief Financial Officer
       Universal Health Realty Income Trust
       367 South Gulph Road
       P.O. Box 61558
       King of Prussia, PA 19406

                                                        Re: Universal Health
Realty Income Trust
                                                            Form 10-K for the
fiscal year ended December 31, 2022
                                                            Filed February 27,
2023
                                                            File No. 001-09321

       Dear Charles F. Boyle:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction